Exhibit 10(g)
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                          FIFTH AMENDMENT TO AGREEMENT
           OF LIMITED PARTNERSHIP OF BT ORLANDO LIMITED PARTNERSHIP


         This Fifth Amendment to Agreement ("Amendment") is made and entered into as of August 11, 1999 by and between BEF, Inc., a Tennessee corporation ("BEF"), Brennand-Paige Industries, a Delaware corporation ("Brennand"), BT Partnership, a Tennessee general partnership ("BT") and EST Orlando Ltd., a Florida limited partnership ("EST").

                                 R E C I T A L S

         A. BEFI, Brennand, BT and EST, as of May 20, 1996, entered into that certain Agreement of Limited Partnership of BT Orlando Limited Partnership (the "Original Partnership Agreement"). BEFI, Brennand, BT and EST, as of July __, 1996, entered into that certain First Amendment to Agreement of Limited Partnership of BT Orlando Limited Partnership (the "First Amendment"); as of May 20, 1998, entered into that certain Second Amendment to Agreement of Limited Partnership of BT Orlando Limited Partnership (the "Second Amendment"); as of December 31, 1998 entered into that certain Third Amendment to Agreement of Limited Partnership of BT Orlando Limited Partnership (the "Third Amendment"); and as of June 30, 1999 entered into that certain Fourth Amendment to Agreement of Limited Partnership of BT Orlando Limited Partnership (the "Fourth Amendment"). The Original Partnership Agreement, First Amendment, Second Amendment, Third Amendment and Fourth Amendment are hereafter referred to as the "Partnership Agreement".

         B. The Partnership has entered into a construction loan commitment letter with Bank of America dated July 14, 1999 (the "Commitment Letter"). The Commitment Letter provides for two loans denominated as "Loan A" (for $18,000,000.00) and "Loan B" (for $22,000,000). These loans are sometimes referred to herein as the "Construction Loan". Under the Commitment Letter, the Project is effectively divided in two parts; "Phase I-A" (which is the approximately 261,000 square feet of retail and entertainment space to be anchored by Bass Pro Shops, Cinemark Cinemas and Sea Life Restaurant) and "Phase I-B" (which is the remaining retail and entertainment space to be contained within the planned Festival Bay Shopping Center, containing not less than 340,000 square feet, also known as the "Project"). The Commitment Letter provides for the property securing the Construction Loan to include the approximately 78 acres of land which is not governed by the terms of the Partnership Agreement and not a part thereof; rather, such 78 acres were intended to be the subject of a second partnership agreement known as the "Phase II Partnership".

         C. BEFI, Brennand, BT and EST desire to amend certain provisions of the Partnership Agreement in order to accurately provide for the intent of the parties in light of the Construction Loan and the Commitment Letter.


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         NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

                                A G R E E M E N T

         1. Section 2.2. Section 2.2 ("Place of Business") is amended in its entirety as follows:

                  The principal office of the Partnership shall be located at 100 Peabody Place, Suite 1400, Memphis, Tennessee 38103, or at such other substituted or additional places of business in the State of Tennessee or elsewhere as may be designated by the General Partners.

         2. Section 3.5. Section 3.5 ("Capital Contributions") is amended to add the following sentence at the end of such section:

                  Brennand shall cause Thackeray Corporation ("Thackeray"), simultaneous with closing of the Construction Loan, to mortgage the approximately 78 acres of "Phase II" land in favor of the lenders as set forth under the Commitment Letter. Such mortgage shall not constitute a Capital Contribution by either Brennand or Thackeray for purposes of the Partnership Agreement.

         3. Section 3.7. Section 3.7 is amended by adding the following language to the end of such section:

                  From the date of Construction Loan closing (as envisioned by the Commitment Letter) until March 31, 2000, the Preferred Partnership Capital of Brennand shall (solely for the purpose of computing Brennand's Cumulative Preferred Return) be an amount equal to eighteen (18%) percent of the amount otherwise defined under the Partnership Agreement.

                  From March 31, 2000 forward, if a "take out" loan for Phase I-B referenced above is not closed, the Preferred Partnership Capital for Brennand shall (solely for the purpose of computing Brennand's Cumulative Preferred Return) be an amount equal to forty (40%) percent of the amount otherwise defined under the Partnership Agreement.

                  If, at any time before or after March 31, 2000, the "take out" loan for Phase I-B is closed, then at such time, the Preferred Partnership Capital for Brennand shall (solely for the purpose of computing Brennand's Cumulative Preferred Return) be an amount equal to one hundred (100%) percent of the amount otherwise defined under the Partnership Agreement.

                  The foregoing provisions of this Section 3.7 shall apply exclusively to the determination and computation of the amount of Brennand's Cumulative Preferred Return under the Partnership Agreement; the amount of Brennand's Preferred Partnership Capital shall (for all other purposes under the Partnership Agreement) be defined as provided under the Partnership Agreement disregarding the foregoing provisions of this Section 3.7.



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         4. Section 4.3(a). Section 4.3(a) is amended by adding the following language at the end of such section:

                  In the event payments are made by or on behalf of any Partner in order to satisfy the outstanding principal indebtedness of (or any portion or portions thereof) Loan A or B upon maturity, payment of such amounts shall be governed by Section 4.3(a) of the Partnership Agreement, as amended hereby, as though such payments were made pursuant to guarantees of such indebtedness. For purposes of the foregoing, in the event all or any portion of the approximately 78 acres of "Phase II" land is taken by the lender in full or partial satisfaction of Loan A or B (either by foreclosure, deed in lieu of foreclosure or otherwise), such event shall constitute a payment made by or on behalf of Brennand in the amount of the fair market value of the Phase II acreage so taken. In such event, the fair market value of such 78 acres (or portion thereof) shall be determined in the same manner as set forth below in this
Section 4.3(a) pertaining to determination of fair market value (that is, as agreed between BEFI and Brennand, or if they do not agree, by real estate appraisers as set forth below).

                  In the event Section 4.3(a) becomes operative due to payments being made attributable to guarantees of Partnership indebtedness, the indemnification/contribution obligations set forth herein shall not become operative if each Partner pays it pro rata share of the amounts referenced therein.

                  In the event the indemnification/contribution obligation set forth herein become operative, then with respect to the "Excess Share" of any Partner, such Excess Share shall be treated (for purposes of computing the amount repayable hereunder) as a loan by such Partner, bearing interest (cumulative but not compounded) at the rate of 9% per annum.

                  The parties agree that the obligation of Brennand and Thackeray (Thackeray's obligation as set forth in that certain Agreement dated as of May 20, 1996 by and between Belz Investco L.P. and Thackeray) to pay cash under Section 4.3(a) is limited to an amount which, after such payment, leaves Thackeray with $1,500,000.00 of cash (the "$1.5 million Limit"). In the event Brennand and Thackeray do not fully satisfy their indemnification/contribution obligation under Section 4.3(a) with a cash payment due to the foregoing limit, then the parties agree as follows:

                  (i) The parties shall have the right, on mutually agreeable terms, for a period of one year commencing with payment giving rise to the indemnification/contribution obligation of Brennand and Thackeray, to attempt to sell the property comprised of Phase I-A and I-B. In the event of such sale, the first proceeds therefrom shall be distributed to the Partners in such manner so as to satisfy the indemnification/contribution obligations of the Partners under
Section 4.3(a). Thereafter, any remaining proceeds from such sale shall be distributed as set forth in the Partnership Agreement.

                  (ii) If, after the expiration of the one year period referenced above, the parties cannot agree on mutually agreeable terms on which to sell the above-referenced property, BEFI shall have the right, for a period of one year commencing after expiration of the one year period


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referenced in (a) above, to attempt to sell the property comprised of Phase I-A and I-B for an amount not less than ninety (90%) percent of such property's fair market value.

                  The term "fair market value" shall mean the highest and best use of the property, as improved to the date of determination of such value, with neither buyer or seller being under any compulsion to either purchase or sell the property, with such value determined as though the property was clear of all liens and encumbrances.

                  The fair market value of the above-referenced property shall be determined as follows. First, BEFI and Brennand may agree as to the fair market value of the property. If BEFI and Brennand do not so agree, then each shall engage the services of a certified real property appraiser familiar with the Orlando, Florida real estate market ("Appraiser") to determine the fair market value of the property. If the appraised fair market values as determined by the two Appraisers are within ten (10%) percent, then the average of such two values shall be the fair market value of the property. If the appraised fair market values of the two Appraisers are not within ten (10%) percent of each other, then the two Appraisers shall engage the services of a third Appraiser to determine the fair market value of the property. If the value of the property as determined by the third Appraiser is between the determinations of value as set forth by the first two Appraiser, then the determination of value by the third Appraiser shall be conclusive; if the determination of value by the third Appraiser is not between the values as determined by the first two Appraisers, then the average of the values determined by the three Appraisers shall conclusively be the fair market value of the property.

                  (iii) If, after the expiration of the one-year periods referenced above in (i) and (ii), the parties are unable to sell the property comprised of Phases I-A and I-B, the parties shall then (and only then) be entitled to fully enforce their indemnity rights under Section 4.3(a) of the Partnership Agreement. In such instance, the $1.5 million Limit shall not be applicable. In enforcing such rights, the parties agree that the restrictions imposed by the Partnership Agreement applicable to sales or other transfers of interests in the Partnership shall not operate so as to restrict the rights of enforcement hereunder. To the extent legally permissible, the parties agree that enforcement of indemnity or contribution rights hereunder shall include the right to proceed directly against interests in the Partnership held by the parties, and to the maximum extent permissible under applicable law, include the right to foreclose upon and acquire the interest of a party in the Partnership.

                  (iv) If, at the end of either of the one-year periods referenced above, a binding contract (subject to normal closing conditions and providing for closing within a reasonable period of time) to sell the property referenced above is in place, then the one-year period referenced in (i) or (ii) above shall be extended until the date of closing under such binding contract.

                  Brennand agrees that, until such time as it fully satisfies its indemnification/contribution obligation referenced herein, that neither Brennand nor Thackeray shall permit the sale or encumbrance (except as contemplated in the Commitment Letter) of any portion of the 78 acres comprising the Phase II property, unless as part of such transaction the indemnification/contribution obligation of Brennand hereunder is fully satisfied.


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                  Upon maturity of Loan B (as such loan may be extended with the consent of the lender), if the Partnership has not secured replacement financing for such loan (either to renew such loan as a land loan, or to repay such loan as part of a construction loan for development of Phase I- B), Brennand may (in its sole discretion) require either of (i) or (ii) below to occur:

                  (i) At Brennand's request, each of the parties shall cause to be paid to the lender, in full satisfaction of Loan B, its proportionate share of the outstanding balance thereof determined by reference to the number of Units owned by each party in the Partnership. In such instance, the $1.5 million Limit shall not be applicable.

                  (ii) If the loan documents evidencing Loan B provide for a release mechanism and price and pursuant to which a payment of less than the full outstanding balance of Loan B is required in order to release the 78 acres of "Phase II" property from the mortgage securing the repayment of Loan B, then upon Brennand's request, each of the parties shall cause to be paid to the lender its proportionate share of such release price, determined by reference to the number of Units owned by each party in the Partnership. In such instance, the $1.5 million Limit shall not be applicable.

                  (iii) The parties acknowledge and agree that neither BEF, BT nor EST shall unilaterally repay or satisfy the outstanding balance of Loan B prior to its maturity without first affording Brennand the opportunity to exercise its rights under (i) and (ii) above.

         5. Section 11.1(e). Section 11.1(e) is amended to add the following language at the end of such section:

                  Closing of the Construction Loan described in the Commitment Letter shall constitute "securing and closing construction financing" as set forth in Section 11.1(e) herein.

         6. Section 16.1(a). Section 16.1(a) is amended by adding the following language to the end of such section:

                  For purposes of this Section 16.1(a), completion of the Project shall not be deemed to occur (and the "buy-sell" mechanism described in Section 16.1(a) may not be activated) until one year following completion (as defined herein) of both Phase I-A and Phase I-B.

         7. Ratification. By their execution hereof, the parties hereby ratify the Commitment Letter, the Original Partnership Agreement, and all amendments thereto (including this Fifth Amendment) as though such Partnership Agreement and all amendments thereto were re-executed by the parties hereto as of the date hereof.

         8. Phase II Mortgage. By their execution hereof, the parties hereby agree that all closing costs incurred in connection with the Construction Loan attributable to the mortgage of the "Phase II" land shall constitute Partnership expenses, payable by the Partnership.

         9. Execution. This Amendment may be executed in several counterparts, and as so executed shall constitute one agreement, binding on all parties hereto, notwithstanding that all the


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parties are not signatories to the original or the same counterpart. This
Amendment may be executed by facsimile signature, provided that an executed original counterpart shall be provided to all other parties as soon as reasonably possible after delivery of such facsimile execution.

                  IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to Agreement of Limited Partnership as of the day and year first above written.


                                BEF, INC, a Tennessee corporation,
                                as general partner

                                By:
                                   --------------------------------------------

                                BRENNAND-PAIGE INDUSTRIES, INC.,
                                a Delaware corporation, as general partner

                                By:
                                   --------------------------------------------

                                BT PARTNERSHIP, a Tennessee general
                                partnership, as limited partner

                                By:
                                   --------------------------------------------

                                EST ORLANDO., a Florida limited
                                partnership, as limited partner

                                By:
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